Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 1st QUARTER 2013 RESULTS;

PROVIDES 2nd QUARTER AND UPDATED 2013 OUTLOOK

Boca Raton, Florida, April 29, 2013

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2013. Highlights of the results include:

First quarter over year earlier period:

¡	Site leasing revenue growth of 58%
¡	Tower Cash Flow growth of 49%
¡	Net loss decreased from $23 million to $22 million
¡	Adjusted EBITDA growth of 55%
¡	AFFO Per Share growth of 46%

“We posted excellent first quarter results, and are off to a strong start for 2013,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Our customers remain extremely busy with LTE deployments in the U.S. and with a variety of activity internationally. The combination of organic growth and a materially larger portfolio of towers drove strong year over year gains in both our leasing and services segments, as well as in adjusted EBITDA and AFFO per share. These results, combined with our current backlogs and our positive views on future customer activity, allow us to increase our 2013 Outlook for key metrics. In addition, we expect to continue to produce strong year over year growth in AFFO per share as we move through 2013 and beyond.”

Operating Results

Total revenues in the first quarter of 2013 were $313.1 million compared to $192.5 million in the year earlier period, an increase of 62.6%. Site leasing revenue of $273.5 million (including $9.9 million of pass through reimbursable expenses) was up 58.2% over the year earlier period. Site leasing Segment Operating Profit of $205.4 million was up 49.4% over the year earlier period. Site leasing contributed 96.7% of the Company’s total Segment Operating Profit in the first quarter of 2013. Site development revenues were $39.6 million in the first quarter of 2013 compared to $19.6 million in the year earlier period, a 102.0% increase. Site development Segment Operating Profit Margin was 17.6% in the first quarter of 2013 compared to 14.2% in the year earlier period.

Tower Cash Flow for the first quarter of 2013 was $197.1 million, a 48.8% increase over the year earlier period. Tower Cash Flow Margin for the first quarter of 2013 was 76.8% compared to 80.4% in the year earlier period.

Net loss attributable to SBA Communications Corporation for the first quarter of 2013 was $22.4 million or $0.18 per share compared to $22.6 million or $0.20 per share in the year earlier period.

Adjusted EBITDA in the first quarter of 2013 was $187.7 million compared to $121.5 million in the year earlier period, an increase of 54.5%. Adjusted EBITDA Margin was 63.4% in the first quarter of 2013 compared to 65.9% in the year earlier period.

Net Cash Interest Expense was $58.9 million in the first quarter of 2013 compared to $42.2 million in the year earlier period.

AFFO increased 66.2% to $126.3 million in the first quarter of 2013 compared to $75.9 million in the first quarter of 2012. AFFO per share increased 46.3% to $0.98 in the first quarter of 2013 compared to $0.67 in the first quarter of 2012. AFFO for the first quarter includes a non-recurring benefit of $3.6 million for coupon interest expense not required to be paid upon conversion of our 1.875% Convertible Senior Notes.

Investing Activities

During the first quarter of 2013, SBA purchased 41 tower sites for $20.2 million in cash. SBA also built 62 towers and decommissioned 55 towers during the first quarter of 2013. As of March 31, 2013, SBA owned 17,539 towers and managed or leased approximately 4,900 actual or potential additional communication sites. In addition, the Company spent $13.6 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the first quarter of 2013 were $245.2 million (including $176.0 million related to our Brazil acquisition completed in the fourth quarter of 2012), consisting of $4.7 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $240.5 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

Subsequent to March 31, 2013, the Company acquired 7 towers and related assets and liabilities for an aggregate consideration of $2.8 million in cash. The Company has agreed to purchase an additional 52 towers and the rights to manage 17 towers for an aggregate amount of $37.1 million. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2013.

Financing Activities and Liquidity

SBA ended the first quarter with $5.4 billion of total debt, $153.2 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $5.3 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.0x and 3.7x, respectively. During the first quarter, total commitments under the Revolving Credit Facility were increased by $70 million from $700 million to $770 million. As of March 31, 2013, the Company had $100.0 million outstanding under the Revolving Credit Facility, and the amount available under the facility was $670.0 million, subject to compliance with specified financial ratios and the satisfaction of other customary conditions to borrowing.

On April 18, 2013, the Company, through its existing SBA Tower Trust, sold $425 million of Secured Tower Revenue Securities Series 2013-1C which have an anticipated repayment date of April 2018 and a final maturity date of April 2043, $575 million of Secured Tower Revenue Securities Series 2013-2C which have an anticipated repayment date of April 2023 and a final maturity date of April 2048, and $330 million of Secured Tower Revenue Securities Series 2013-1D which have an anticipated repayment date of April 2018 and a final maturity date of April 2043 (the “2013 Tower Securities”). The aggregate $1.33 billion of 2013 Tower Securities have a blended interest rate of 3.218% and a weighted average life through the anticipated repayment date of 7.2 years. The 2013-1C Tower Securities have an interest rate of 2.240% per annum, the 2013-2C Tower Securities have an interest rate of 3.722% per annum, and the 2013-1D Tower Securities have an interest rate of 3.598% per annum.

Net proceeds from this offering were used to repay the $100 million outstanding balance under the Company’s Revolving Credit facility and to repay $500 million of Term Loans under the Company’s Senior Credit Agreement. The rest of the net proceeds will be used to satisfy unhedged obligations required to be satisfied in connection with the conversion or maturity of the Company’s 1.875% Convertible Senior Notes due 2013.

As of the date of this press release, the Company had no amounts outstanding under the Revolving Credit Facility, and the amount available under the facility was $770.0 million, subject to compliance with specified financial ratios and the satisfaction of other customary conditions to borrowing.

During the first quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Outlook

The Company is providing its second quarter 2013 Outlook and updating its Full Year 2013 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2013 Outlook assumes the acquisition of only those tower assets under contract at the time of this press release. The Company intends to spend additional capital in 2013 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2013 guidance. The Company’s 2013 Outlook includes new tower builds in the U.S. and internationally of 380 to 400 towers. Finally, the Company’s Outlook also assumes an average foreign currency exchange rate of 2.0 Brazilian Reais to 1.0 U.S. Dollar for the second quarter and full year 2013.

	Quarter ending			Full
	June 30, 2013			Year 2013
	($‘s in millions)
Site leasing revenue(1)	$275.0	to	$280.0	$1,102.0	to	$1,122.0
Site development revenue	$30.0	to	$40.0	$125.0	to	$140.0
Total revenues	$305.0	to	$320.0	$1,227.0	to	$1,262.0
Tower Cash Flow	$198.0	to	$203.0	$799.0	to	$819.0
Adjusted EBITDA	$187.0	to	$193.0	$753.0	to	$774.0
Net cash interest expense(2)	$61.0	to	$63.0	$241.0	to	$251.0
Non-discretionary cash capital expenditures(3)	$4.0	to	$5.0	$16.0	to	$21.0
AFFO	$118.5	to	$127.5	$480.0	to	$515.0
Discretionary cash capital expenditures(4)	$65.0	to	$75.0	$379.0	to	$409.0

(1)

The Company’s Outlook for site leasing revenue reflects $10.0 and $40.0 million of pass through reimbursable expenses, at the midpoint, for the quarter ending June 30, 2013 and full year 2013 Outlook, respectively.

(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Tuesday, April 30, 2013 at 10:00 AM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, April 30, 2013 at 10:00 AM (EDT)
Dial-in number:	(800) 230-1093
Conference call name:	SBA First Quarter Results
Replay:	April 30, 2013 at 1:00 PM (EDT) through May 14, 2013 at 11:59 PM (EDT)
Number:	(800) 475-6701
Access Code:	287241
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s financial and operational guidance for the second quarter of 2013 and full year 2013, (ii) the Company’s belief that pending acquisitions will close by the end of the third quarter of 2013, (iii) spending additional capital in 2013 on acquiring revenue producing assets not yet identified or under contract, (iv) customer activity levels during the remainder of 2013, (v) the Company’s assumptions regarding Brazil’s foreign exchange rates, and (vi) the Company’s expectation that it will continue to produce strong year over year growth in AFFO per share. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2013.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to effectively integrate acquired towers into its business and to achieve the financial results projected in its valuation models for the acquired towers; (3) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (4) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (5) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (6) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (7) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (8) the Company’s ability to acquire land underneath towers on terms that are accretive; (9) the Company’s ability to realize economies of scale from its tower portfolio; (10) the Company’s ability to comply with covenants and the terms of its credit instruments; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (12) the continued dependence on towers and outsourced site development services by the wireless carriers, and (13) the Company’s ability to protect its rights to land under its towers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the

Company’s ability to build 380 to 400 towers in 2013. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the Revolving Credit Facility or shares of the Company’s Class A common stock to pay the anticipated consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the three months ended March 31,
	2013	2012
Revenues:
Site leasing	$273,504	$172,923
Site development	39,567	19,567

Total revenues	313,071	192,490

Operating expenses:

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	68,101	35,407
Cost of site development	32,594	16,786
Selling, general and administrative(1)	20,431	17,215
Asset impairment and decommission costs	3,722	349
Acquisition related expenses	5,822	344
Depreciation, accretion, and amortization	125,636	82,100

Total operating expenses	256,306	152,201

Operating income	56,765	40,289

Other income (expense):
Interest income	641	47
Interest expense	(59,465)	(42,248)
Non-cash interest expense	(17,364)	(16,991)
Amortization of deferred financing fees	(3,604)	(2,433)
Loss from extinguishment of debt, net	(142)	—
Other income (expense)	152	12

Total other income (expense)	(79,782)	(61,613)

Loss before provision for income taxes	(23,017)	(21,324)
Benefit (Provision) for income taxes	641	(1,327)

Net loss	(22,376)	(22,651)

Plus: Net loss attributable to the noncontrolling interest	—	20

Net loss attributable to SBA Communications Corporation	$(22,376)	$(22,631)

Net loss per common share attributable to SBA Communications Corporation:
Basic and diluted	$(0.18)	$(0.20)

Basic and diluted weighted average number of common shares	127,068	111,431

(1)	Includes non-cash compensation of $3,817 and $3,010 for the three months ended March 31, 2013 and 2012, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$122,230	$233,099
Restricted cash	26,880	27,708
Short-term investments	4,166	5,471
Accounts receivable, net of allowance of $529 and $419 at March 31, 2013 and December 31, 2012, respectively	49,463	39,099
Other current assets	67,205	63,186

Total current assets	269,944	368,563

Property and equipment, net	2,655,409	2,671,317
Intangible assets, net	3,085,459	3,134,133
Other long-term assets	439,073	421,604

Total assets	$6,449,885	$6,595,617

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term debt	$478,454	$475,351
Accounts payable and accrued expenses	62,127	69,746
Accrued interest	44,140	46,233
Other current liabilities	90,417	272,358

Total current liabilities	675,138	863,688

Long-term liabilities:
Long-term debt, net	4,885,339	4,880,752
Other long-term liabilities	192,763	186,475

Total long-term liabilities	5,078,102	5,067,227

Redeemable noncontrolling interests	—	11,711

Shareholders’ equity	696,645	652,991

Total liabilities and shareholders’ equity	$6,449,885	$6,595,617

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,376)	$(22,651)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization	125,636	82,100
Non-cash interest expense	17,364	16,991
Deferred income tax expense (benefit)	(1,820)	17
Asset impairment and decommission costs	3,722	349
Non-cash compensation expense	3,874	3,057
Provision for doubtful accounts	168	149
Amortization of deferred financing fees	3,604	2,433
Loss from extinguishment of debt, net	142	—
Other non-cash items reflected in the Statements of Operations	(630)	(83)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(11,384)	(1,259)
Prepaid and other assets	(18,253)	(10,143)
Accounts payable and accrued expenses	(3,033)	(3,293)
Accrued interest	(2,094)	(7,681)
Other liabilities	(1,468)	6,054

Net cash provided by operating activities	93,452	66,040

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(209,567)	(51,148)
Capital expenditures	(35,621)	(24,852)
Other investing activities	1,308	110

Net cash used in investing activities	(243,880)	(75,890)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	—	283,902
Net borrowings (repayments) under Revolving Credit Facility	—	200,000
Principal payment under capital lease obligations	(395)	(291)
Proceeds from partial settlement of convertible bond hedge	45,230	—
Purchase of non-controlling interests	(6,008)	—
Repayments of Term Loans	(4,500)	(1,250)
Proceeds from employee stock purchase/stock option plans	4,324	5,763
Payment of deferred financing fees	(851)	(33)

Net cash provided by financing activities	37,800	488,091

Effect of exchange rate changes on cash and cash equivalents	1,759	(3)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(110,869)	478,238
CASH AND CASH EQUIVALENTS:
Beginning of period	233,099	47,316

End of period	$122,230	$525,554

	For the three months ended March 31, 2013	For the three months ended March 31, 2012
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$22,556	$17,639
Tower upgrades/augmentations	8,332	4,423
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	3,046	2,099
General corporate expenditures	1,687	691

Total non-discretionary capital expenditures	4,733	2,790

Total capital expenditures	$35,621	$24,852

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures, including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit and Segment Operating Profit Margin, (ii) Tower Cash Flow and Tower Cash Flow Margin, (iii) Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin, (iv) Net Debt, Net Secured Debt, Leverage Ratio and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”), and (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”) and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Tower Cash Flow is an indicator of the performance of our site leasing operations;

(3) Adjusted EBITDA, FFO, AFFO and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement, 8.25% Notes, 5.625% Notes and 5.75% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the tower industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other tower companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended March 31,		For the three months ended March 31,
	2013	2012	2013	2012
	(in thousands)		(in thousands)

Segment revenue	$273,504	$172,923	$39,567	$19,567
Segment cost of revenues (excludingdepreciation, accretion and amortization)	(68,101)	(35,407)	(32,594)	(16,786)

Segment operating profit	$205,403	$137,516	$6,973	$2,781

Segment operating profit margin	75.1%	79.5%	17.6%	14.2%

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended March 31,
	2013	2012
	(in thousands)

Site leasing revenue	$273,504	$172,923
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(68,101)	(35,407)

Site leasing segment operating profit	205,403	137,516
Non-cash straight-line leasing revenue	(16,783)	(8,156)
Non-cash straight-line ground lease expense	8,443	3,073

Tower Cash Flow	$197,063	$132,433

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended March 31,
	2013	2012
	(in thousands)
Site leasing revenue	$273,504	$172,923
Non-cash straight-line leasing revenue	(16,783)	(8,156)

Site leasing revenue minus non-cash straight-line leasing revenue	$256,721	$164,767

Tower Cash Flow	$197,063	$132,433

Tower Cash Flow Margin	76.8%	80.4%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended March 31,
	2013	2012
	(in thousands)

Net loss	$(22,376)	$(22,651)
Interest income	(641)	(47)
Total interest expense (1)	80,433	61,672
Depreciation, accretion, and amortization	125,636	82,100
Asset impairment and decommission costs	3,722	349
(Benefit) Provision for taxes (2)	(400)	1,760
Loss from extinguishment of debt, net	142	—
Non-cash compensation	3,874	3,057
Non-cash straight-line leasing revenue	(16,783)	(8,156)
Non-cash straight-line ground lease expense	8,443	3,073
Acquisition related expenses	5,822	344
Other (income) expense	(152)	(12)

Adjusted EBITDA	$187,720	$121,489

Annualized Adjusted EBITDA (3)	$750,880	$485,956

(1)	Total interest expense includes interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended March 31, 2013 and 2012, these amounts included $241 and $433, respectively, of franchise taxes reflected in the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended March 31,
	2013	2012
	(in thousands)

Total revenues	$313,071	$192,490
Non-cash straight-line leasing revenue	(16,783)	(8,156)

Total revenues minus non-cash straight-line leasing revenue	$296,288	$184,242

Adjusted EBITDA	$187,720	$121,489

Adjusted EBITDA Margin	63.4%	65.9%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended March 31,
	2013	2012
	(in thousands)
Net loss	$(22,376)	$(22,651)
Adjusted tax provision(a)	(1,957)	1,206
Real estate related depreciation, amortization and accretion	124,641	81,263

FFO	$100,308	$59,818

Adjustments to FFO:
Non-cash straight-line leasing revenue	(16,783)	(8,156)
Non-cash straight-line ground lease expense	8,443	3,073
Non-cash compensation	3,874	3,057
Non-real estate related depreciation, amortization and accretion	995	837
Amortization of deferred financing costs and debt discounts	20,968	19,424
Interest deemed paid upon conversion of convertible notes	3,646	—
Loss from extinguishment of debt, net	141	—
Other (income) expense	(152)	(12)
Acquisition related expenses	5,822	344
Asset impairment and decommission costs	3,722	349
Non-discretionary cash capital expenditures	(4,733)	(2,790)

AFFO	$126,251	$75,944

Weighted average number of common shares(b)	128,420	112,729

AFFO per share	$0.98	$0.67

(a)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.

(b)	For purposes of the AFFO per share calculation, the weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

March 31, 2013
(in thousands)

2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
2012-1 Tower Securities	610,000
2011 Term Loan (carrying value of $490,313)	491,250
2012-1 Term Loan	192,500
2012-2 Term Loan (carrying value of $298,554)	299,250
Revolving Credit Facility	100,000

Total secured debt	2,923,000

1.875% Convertible Senior Notes (carrying value of $460,454)	463,514
4.0% Convertible Senior Notes (carrying value of $439,021)	499,983
8.25% 2019 Senior Notes (carrying value of $242,249)	243,750
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000

Total unsecured debt	2,507,247

Total debt	$5,430,247

Leverage Ratio

Total debt	$5,430,247
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(153,276)

Net debt	$5,276,971

Divided by: Annualized Adjusted EBITDA	$750,880

Leverage Ratio	7.0x

Secured Leverage Ratio

Total secured debt	$2,923,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(153,276)

Net Secured Debt	$2,769,724

Divided by: Annualized Adjusted EBITDA	$750,880

Secured Leverage Ratio	3.7x